UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

660 White Plains Road

Tarrytown, New York 10591

(Address of Principal Executive Offices, including Zip Code)

(914) 524-6800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2015, Prestige Brands Holdings, Inc. (the “Company”) announced that Matthew M. Mannelly will retire from the Company as President and Chief Executive Officer and a member of the Board of Directors, effective June 1, 2015.

On April 22, 2015, the Company also announced that, effective upon Mr. Mannelly’s retirement, Ronald M. Lombardi has been elected as President and Chief Executive Officer of the Company and as a member of the Board of Directors. The Company has commenced a search for a new Chief Financial Officer, and Mr. Lombardi will also remain Chief Financial Officer until his successor is elected.

Mr. Lombardi, age 51, joined the Company in December 2010 as Chief Financial Officer. Prior to joining the Company, from October 2010 to December 2010, Mr. Lombardi was employed by Medtech Group Holdings, a components and contract medical device manufacturer, as Chief Financial Officer. From October 2009 to October 2010, Mr. Lombardi served as the Chief Financial Officer of Waterbury International Holdings, a specialty chemical and pest control business. Mr. Lombardi was employed by Cannondale Sports Group, a sporting goods and apparel manufacturing company, as Chief Operating Officer from August 2008 to October 2009 and as Senior Vice President and Chief Financial Officer from March 2004 to August 2008. From 2000 to 2004, Mr. Lombardi served in various roles at Gerber Scientific Inc., including Vice President and Chief Financial Officer of Gerber Scientific Inc.’s Gerber Coburn Optical Division and Director of Financial Planning and Analysis of Gerber Scientific Inc. Mr. Lombardi was also previously employed by Emerson Electric, Scovill Fasteners, Inc. and Go/Dan Industries.

In connection with Mr. Lombardi’s appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors approved the terms of his compensation, including annual base salary of $750,000, target annual cash incentive of 100% of base salary and an initial equity grant of restricted stock units (“RSUs”) in the amount of $2,500,000 with a three year vesting period. In addition, under the terms of Mr. Lombardi’s employment agreement, he is eligible to receive severance benefits of 1.5x base salary plus target bonus in the event he is terminated by the Company “without cause” or he terminates his employment for “good reason” as defined in the agreement.

Mr. Lombardi was not selected pursuant to any arrangement or understanding between him and any other person. Mr. Lombardi has no family relationships with any of the Company’s directors or executive officers. There have been no related person transactions between the Company and Mr. Lombardi reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Mannelly’s retirement, on April 22, 2015, the Company entered into a retirement agreement with Mr. Mannelly and, upon his retirement, expects to enter into a general release with Mr. Mannelly pursuant to which he will agree to a general release of claims with respect to the Company and will be subject to non-compete, non-solicitation and confidentiality restrictions until December 2016. Pursuant to the retirement agreement, Mr. Mannelly will be eligible to receive medical benefits for a period of five years and the vesting of Mr. Mannelly’s unvested stock options and RSUs will be accelerated.

The descriptions of the terms of the employment agreement, retirement agreement and release are not complete and are qualified in their entirety by reference to the respective agreements, copies of which will be filed as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2015.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on April 22, 2015 announcing the executive transition and confirming the Company’s fiscal year 2015 outlook. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: April 22, 2015	By:	/s/ Ronald M. Lombardi
Ronald M. Lombardi
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Prestige Brands Holdings, Inc. dated April 22, 2015.